UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 31, 2008

EDCI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-34015	26-2694280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 8th Avenue, 23rd Floor
New York, New York 10019
(Address of Principal
Executive Offices)

(212) 333-8400
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Entry into a Material Definitive Agreement

Asset Purchase Agreement.

On October 31, 2008, EDCI Holdings, Inc. (the “Company”) announced that its subsidiaries Entertainment Distribution Company, LLC (“EDC”) and Entertainment Distribution Company (USA), LLC (collectively, the “Sellers”) entered into an Asset Purchase Agreement (the “Agreement”) with Sony DADC US Inc. (the “Purchaser”) for the sale of Sellers’ distribution operations located in Fishers, Indiana, U.S. supply agreements with Universal Music Group, the equipment located in its Fishers, Indiana distribution facility and certain manufacturing equipment located in its Kings Mountain, North Carolina facility, as well as the transfer of U.S. customer relationships to the Purchaser (collectively, the “Sony Sale”).  Pursuant to the Agreement, the Purchaser will pay $26 million in cash at closing and will assume certain related liabilities.  The Agreement provides for additional contingent consideration of up to $2.0 million in cash related to the transferred operations achieving certain additional criteria.  Proceeds received upon completion of the transaction are subject to certain post-closing working capital adjustments and will be utilized, together with cash on hand, to reduce EDC’s debt and to meet working capital, severance, plant decommission, facility closing and other transaction costs. The Agreement includes customary representations and warranties accompanied by certain limited indemnification rights, secured by a second lien on the Sellers’ assets in favor of the Purchaser, and pre-closing covenants regarding the operation of EDC’s U.S. business and preparation for the closing of the transaction.  The transaction, which is subject to certain consents and closing conditions, is expected to close on or about December 31, 2008.  In connection with the transaction, EDC and Purchaser have agreed to provide certain transition services for up to approximately two months following the closing.  Universal Music Group’s consent to the transfer of the U.S. supply agreements in the Sony Sale was provided on October 31, 2008.

A copy of the Agreement is filed with this report as Exhibit 10.1 and is hereby incorporated by reference herein. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Amendment to Credit Agreement.  On October 31, 2008, EDC entered into a Seventh Amendment to Credit Agreement (the “Seventh Amendment”) with Entertainment Distribution Company (USA), LLC (the “Guarantor”), Glenayre Electronics, Inc., the lenders party thereto (the “Lenders”) and Wachovia Bank, National Association, as administrative agent (the “Agent”) amending certain terms of the Credit Agreement dated as of May 31, 2005 by and among EDC, the Guarantor, Glenayre Electronics, Inc., the Lenders and the Agent. The Seventh Amendment shall be effective upon the satisfaction of the conditions specified therein, including the consummation of the Sony Sale.  Pursuant to the Seventh Amendment, (1) the Lenders consented to the Sony Sale, (2) the blanket lien on the remaining U.S. assets and pledge of 65% of the stock our EDC’s subsidiaries in Hannover, Germany and Blackburn, UK was continued, (3) the payment on the term loan was modified as follows: $9.0 million remains due on December 31, 2008, $9.0 million due on closing of the Sony Sale, $2.0 million due on December 31 2009, $2.5 million due on June 30, 2009, and $4.5 million due on December 31, 2010 and (4) upon the Sony Sale, the existing revolving credit facility will be repaid and eliminated and replaced with a new European revolving credit facility of up to $2.5 million, which will be secured by the assets of the EDC subsidiaries in Hannover, Germany and Blackburn, UK.

In addition, in connection with the Seventh Amendment, certain provisions of the Credit Agreement will be modified, including (a) the definitions of “Consolidated EBITDA” and “Fixed Charge Coverage Ratio”, in each case to take into account the Sony Sale, (b) the provision regarding asset dispositions will be amended to require all of the net cash proceeds from such asset dispositions to be used to prepay the loans under the Credit Agreement, (c) the excess cash flow provision will be amended to require 50% of the excess cash flow earned each year to be used to prepay the loans under the Credit Agreement (subject to certain exceptions), (d) adding provisions which require a portion of the proceeds from the Sony Sale to be held in escrow for use in the wind-down of certain U.S. operations or the prepayment of loans under the Credit Agreement and (e) certain financial covenants will be amended to require (1) the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) to be greater than or equal to 1.0 to 1.0 for the fiscal quarter ending December 31, 2008 and 1.25 to 1.0 at each quarterly testing date thereafter and (2) Consolidated Capital Expenditures (as defined in the Credit Agreement) as of the end of each 12-month period to be less than or equal to $5.0 million.  EDC was also required to pay the Lenders a $50,000 fee as a condition to the Seventh Amendment.

A copy of the Seventh Amendment is filed with this report as Exhibit 10.2 and is hereby incorporated by reference herein. The foregoing description of the Seventh Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such amendment.

Item 2.02 Results of Operations and Financial Condition.

On October 31, 2008, the Company issued a news release providing financial results for the quarter ended September 30, 2008 and regarding the Sony Sale and Seventh Amendment. The news release contains forward-looking statements regarding the Company and includes cautionary statements identifying important factors that could cause actual results to differ.

The Company’s news release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Asset Purchase Agreement by and among Sony DADC US Inc., Entertainment Distribution Company (USA), LLC and Entertainment Distribution Company, LLC dated October 31, 2008
10.2
Seventh Amendment to Credit Agreement dated as of October 31, 2008, by and among Entertainment Distribution Company, LLC, as borrower, Glenayre Electronics, Inc., the guarantors party thereto, the lenders party thereto and Wachovia Bank, National Association, as administrative agent.

99.1	Company News Release dated October 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDCI HOLDINGS, INC.

Date: November 3, 2008	By:	/s/ Michael Klinger
Michael Klinger
Chief Financial Officer